For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Record Second Quarter 2012 Earnings;
•	Declares Quarterly Dividend
•	Reaffirms 2012 Guidance

CHANTILLY, VA – August 9, 2012 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended June 30, 2012.  Revenue for the quarter ended June 30, 2012 was $87.9 million, as compared to $94.1 million for the quarter ended June 30, 2011.  Consolidated adjusted EBITDA before share related compensation for the quarter ended June 30, 2012 was $16.4 million, compared to $14.4 million for the quarter ended June 30, 2011.  Net income for the quarter ended June 30, 2012 was $6.2 million, as compared to $5.2 million for the quarter ended June 30, 2011. Revenue for the six months ended June 30, 2012 was $178.2 million, as compared to $184.5 million for the six months ended June 30, 2011.  Consolidated adjusted EBITDA before share related compensation for the six months ended June 30, 2012 was $32.7 million compared to $27.4 million for the six months ended June 30, 2011.  Net income for the six months ended June 30, 2012 was $12.4 million, compared to $9.8 million for the six months ended June 30, 2011. Cash flow provided by operations for the six months ended June 30, 2012 was $24.7 million.  Diluted earnings per share increased to $0.33 for the second quarter of 2012 from $0.28 for the second quarter of 2011.  This represents our second consecutive quarter of record diluted earnings per share from continuing operations of $0.33.  Diluted earnings per share increased to $0.66 for the six months ended June 30, 2012, from $0.51 for the six months ended June 30, 2011.

On August 8, 2012, Intersections’ Board declared our 9th consecutive quarterly cash dividend of $0.20 per share on our common stock.  The dividend will be paid on September 10, 2012 to stockholders of record as of August 31, 2012.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with our second quarter results, which produced positive cash flow and growth in net income, despite a drop in revenue as our financial institution clients react to a challenging regulatory and economic environment.  We continue to believe that our products are highly valued by consumers, and provide an opportunity for financial institutions and other companies to offer valuable services to their customers.  Due to the continuing reduction in new subscriber sales as our financial institution clients adjust to the current environment, we expect our adjusted EBITDA before share related compensation to be lower in 2013 versus 2012.  However, we believe adjusted EBITDA before share related compensation for 2012 will be within our previous guidance of $55-58 million.”

Second Quarter 2012 Financial Highlights:

•	Total subscribers decreased to approximately 4.7 million as of June 30, 2012 from 4.9 million as of December 31, 2011.

•	Total consolidated revenue for the second quarter of 2012 was $87.9 million compared to $94.1 million for the second quarter of 2011.

•	Consolidated net income was $6.2 million, or $0.33 per diluted share, for the quarter ended June 30, 2012, compared to $5.2 million, or $0.28 per diluted share, for the quarter ended June 30, 2011.

•	Consolidated cash flow provided by operations for the quarter ended June 30, 2012, was approximately $8.6 million.

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As of June 30, 2012, we had a cash balance of $21.2 million.  In the three months ended June 30, 2012, we paid down the remaining $10.0 million balance on our revolving credit facility.  As of June 30, 2012, we had no debt outstanding under this facility and have a total of $25.0 million available.

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In June 2012, Intersections purchased an additional interest in an affiliated company for approximately $2.25 million in cash and $3.0 million in other non-cash consideration.  This investment strengthens our position in a fast growing segment of the identity theft protection marketplace.

Six Month Results:

•	Total consolidated revenue for the six months ended June 30, 2012 was $178.2 million, compared to $184.5 million for the six months ended June 30, 2011.

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Consolidated net income was $12.4 million, or $0.66 per diluted share, for the six months ended June 30, 2012, compared to $9.8 million, or $0.51 per diluted share, for the six months ended June 30, 2011.

•	Consolidated cash flow provided by operations for the six months ended June 30, 2012 was approximately $24.7 million.

For additional commentary on Intersections second quarter 2012 results and full year outlook, please click on the 2nd Quarter 2012 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections provides various levels of service to more than 8.9 million consumers.  Those services are offered through North America's leading financial institutions, directly to consumers under Intersections’ award-winning IDENTITY GUARD(R) brand (http://www.identityguard.com), and through the company’s exclusive partnership with ITAC, the Identity Theft Assistance Center. Since 1996, Intersections has protected the identities of more than 35 million consumers.